Exhibit 99.2

Company Contact:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Email: ir@ffex.net
(214) 630-8090
Frozen Food Express Industries, Inc.
Announces New Senior Vice President and Chief Financial Officer

Dallas, Texas, November 29, 2005 — Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced the appointment of Gary M. Pruden to the position of Senior Vice President and Chief Financial Officer. For thirteen years prior to joining FFEX, Mr. Pruden was employed by USF Corporation, which was acquired by Yellow Corporation (Nasdaq: YELL) during May of 2005. In his career at USF, Mr. Pruden has served in several leadership roles, most recently as Chief Operating Officer of USF Dugan, a $260 million (revenue) less-than-truckload subsidiary of USF Corporation. A Certified Public Accountant, Mr. Pruden also served as Dugan’s CFO from 1996 to 2003, and previously held the position of Controller with USF Redstar.

Concurrently with the appointment of Mr. Pruden to the position of CFO, FFEX announced that F. Dixon McElwee, who had held the positions of CFO and director since 1998, has resigned such positions to pursue other interests.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, www.ffex.net.